Exhibit 99.1

Movano Health Provides Business Update and Reports Third Quarter 2022 Financial Results

Conference call begins at 2:00 p.m. Pacific time today

Pleasanton, Calif. – November 14, 2022 – Today, Movano Inc. (NASDAQ:MOVE) dba Movano Health, a purpose-driven healthcare solutions company at the intersection of medical and consumer devices, reported financial results for the three months ending September 30, 2022 and provided a business update.

Highlights from the third quarter and recent weeks include the following:

●	Movano Health continues to expect to test the wearability and functionality of its smart device in beta programs with multiple strategic partners beginning in Q4 2022. In addition to conducting a beta program with Stanford University's Applied Sports Science department, Movano Health named Novant Health, an integrated system of medical centers that reported over $7 billion in revenue in 2021, as its second beta partner. With more than 1,800 physicians providing care through close to six million annual patient visits at nearly 800 locations across North Carolina, South Carolina and Georgia, Novant Health is seeking novel technology, like Movano Health’s solutions, that can provide doctors greater visibility into patients' day-to-day health metrics. The beta program will involve Novant Health's internal teams as they evaluate the technology for its possible use cases for patients and is expected to kick off in the near term.

●	The Company is also preparing for two additional beta programs – one with a major global pharmaceutical company and the other with a leading patient-focused medical device company. Movano Health continues to believe that leading pharmaceutical and medical device enterprises are seeking to participate in the Company’s beta programs as a result of Movano Health’s commitment to deploying medical-grade data in a consumer wearable device, which has the potential to help these enterprises improve remote care, as well as provide critical clinical trial and post-market surveillance health data.

●	Movano Health has its sights set on its first FDA submission for its heart rate and blood oxygen saturation (SpO2) data. Following a successful pilot hypoxia study in July 2022, which compared the accuracy of Movano Health’s heart rate and SpO2 data to reference devices, Movano Health completed a pivotal hypoxia study in October 2022. During the pilot study, Movano Health’s solution achieved a margin of error well below the FDA's 4% requirement for SpO2, and the ring also estimated heart rate with accuracy commensurate with the FDA's standards. Based on the positive results from the first study, Movano Health is cautiously optimistic that the pivotal hypoxia study will deliver similar results and the Company plans to provide more information once the study data is reported by the clinical center later this year or in early 2023. Assuming the results of the pivotal study are in line with the industry standard used by the FDA for evaluating SpO2 devices, Movano Health would plan to file for FDA clearance on these metrics in early 2023.

●	In January 2023, Movano Health plans to announce the launch of its new brand and unveil more details about its first commercial product at CES in Las Vegas. The Company is preparing for this important milestone with the assistance of a best-in-class brand marketing agency, research partner and mobile app developer. Alongside these partners, Movano Health has interviewed over 1000 women, and uncovered key insights that are helping the Company develop an engaging and differentiated user experience for women of all ages. The Company continues to expect the launch of its first commercial product in the first half of 2023.

●	Movano Health is planning to commence blood pressure and glucose studies before year-end 2022. The studies will be the first to incorporate its proprietary single chip solution, the smallest ever custom IC for cuffless blood pressure and non-invasive glucose monitoring, which the Company recently integrated into a sleek wrist-worn prototype system. Following the studies, the team expects to use the data to further optimize its algorithms. The Company also plans to initiate formal sleep studies before year-end 2022 to improve algorithms for sleep detection and assessment.

“We are on the verge of launching our first product, and our work over the last quarter has been laser-focused on setting the stage for a successful commercialization effort. After several years of research, we’re confident that we’re developing the right product at the right time,” said John Mastrototaro, PhD, CEO of Movano Health. “Data from the American Heart Association and The Centers for Medicare & Medicaid Services has brought to light some pretty harsh realities. As of 2020, nearly 40% of Americans are living with a chronic illness, and in the same year the U.S. spent almost 20% of its total GDP on healthcare. There’s an urgent need for solutions that helps people better prevent or manage illnesses. Movano Health is committed to developing wearable solutions that go beyond the status quo by providing medical-grade data and relevant insights around key biometrics that empower people to take ownership of their health.”

Third Quarter 2022 Financial Results

●	Movano Health reported a net loss attributable to common stockholders of $8.6 million, or a loss of $(0.26) per basic and diluted share, in the third quarter of 2022, compared with a net loss attributable to common stockholders of $5.2 million, or a loss of $(0.16) per basic and diluted share, in the third quarter of 2021.

●	The Company reported an operating loss of $8.7 million in the third quarter of 2022 compared to an operating loss of $5.2 million in the third quarter of 2021.

●	Movano Health is a development stage company and the majority of its business activities to date and planned future activities will be devoted to research and development. As such, the Company did not generate revenue in either the third quarter of 2022 or the third quarter of 2021.

●	The Company had $16.8 million in cash, cash equivalents and short-term investments as of September 30, 2022, compared to $33.6 million in cash, cash equivalents and short-term investments, as of December 31, 2021. During the quarter, the Company issued 674,191 shares of common stock at an average price of $2.94 per share, via its $50 million at-the-market (ATM) issuance facility, resulting in $1.9 million of net proceeds.

●	The total number of shares outstanding was 33,492,251 as of September 30, 2022.

Conference Call and Webcast

Management will host a conference call and live audio webcast to discuss these results and provide a business update today at 2:00 p.m. PST (5:00 p.m. EST).

Attendees can access the live webcast here or on the investors section of Movano Health’s website at https://ir.movano.com. The conference call can be accessed by dialing 1-877-407-0989 (domestic) or +1- 201-389-0921 (international). Attendees can also use the Call Me link, in which they will be dialed in to the conference call instantly on the number provided with no hold time. An archived webcast will be available on Movano Health’s website approximately one hour after the completion of the event and for two years thereafter.

To learn more about Movano Inc., please visit https://movanohealth.com/.

About Movano Health

Founded in 2018, Movano Inc. (NASDAQ:MOVE) dba Movano Health is developing a suite of purpose-driven healthcare solutions to bring medical-grade, high-quality data to the forefront of consumer health devices. Featuring modern form factors, Movano Health’s devices capture a comprehensive picture of a person’s vital health information and uniquely translate the data into personalized and intelligent insights that empower consumers to live healthier and more balanced lives. Movano Health’s end-to-end solutions will soon enable consumers, caretakers and healthcare professionals to utilize daily medical-grade data as a tool to proactively monitor and manage their health. For more information, visit www.movanohealth.com.

Forward Looking Statements

This press release contains forward-looking statements concerning our expectations, anticipations, intentions, beliefs or strategies regarding the future. These forward-looking statements are based on assumptions that we have made as of the date hereof and are subject to known and unknown risks and uncertainties that could cause actual results, conditions and events to differ materially from those anticipated. Therefore, you should not place undue reliance on forward-looking statements. Examples of forward-looking statements include, among others, statements we make regarding expected future operating results; product development and features, product releases, clinical trial and regulatory initiatives; our strategies, positioning and expectations for future events or performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, and in our other reports filed with the Securities and Exchange Commission, including under the caption "Risk Factors."  Any forward-looking statement in this release speaks only as of the date of this release. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Investor Contact:
J. Cogan, CFA

CFO of Movano Inc.
ir@movano.com

Movano Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(Unaudited)

	September 30,	December 31,
	2022	2021

ASSETS
Current assets:
Cash and cash equivalents	$15,945	$17,675
Short-term investments	822	15,921
Payroll tax credit, current portion	379	166
Prepaid expenses and other current assets	942	1,296
Total current assets	18,088	35,058
Property and equipment, net	460	529
Payroll tax credit, noncurrent portion	417	630
Other assets	488	48
Total assets	$19,453	$36,265

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$621	$311
Other current liabilities	3,746	2,907
Total current liabilities	4,367	3,218
Noncurrent liabilities:
Early exercised stock option liability	171	281
Other noncurrent liabilities	258	36
Total noncurrent liabilities	429	317
Total liabilities	4,796	3,535

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.0001 par value, 5,000,000 and no shares authorized at September 30, 2022 and December 31, 2021; no shares issued and outstanding at September 30, 2022 and December 31, 2021	—	—

Common stock, $0.0001 par value, 75,000,000 shares authorized at September 30, 2022 and December 31, 2021; 33,492,251 and 32,772,060 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively	3	3
Additional paid-in capital	101,829	97,506
Accumulated other comprehensive loss	(5)	(11)
Accumulated deficit	(87,170)	(64,768)
Total stockholders’ equity	14,657	32,730
Total liabilities, redeemable convertible preferred stock, and stockholders’ equity	$19,453	$36,265

Movano Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
OPERATING EXPENSES:
Research and development	$5,146	$3,803	$13,849	$8,928
General and administrative	3,511	1,376	8,592	4,563
Total operating expenses	8,657	5,179	22,441	13,491

Loss from operations	(8,657)	(5,179)	(22,441)	(13,491)

Other income (expense), net:
Interest expense	—	—	—	(883)
Change in fair value of warrant liability	—	—	—	(1,581)
Change in fair value of derivative liability	—	—	—	121
Forgiveness of Paycheck Protection Program Loan	—	—	—	351
Interest and other income, net	55	6	39	15
Other income (expense), net	55	6	39	(1,977)

Net loss	(8,602)	(5,173)	(22,402)	(15,468)

Accretion and dividends on redeemable convertible preferred stock	—	—	—	(2,489)
Net loss attributable to common stockholders	$(8,602)	$(5,173)	$(22,402)	$(17,957)

Net loss	$(8,602)	$(5,173)	$(22,402)	$(15,468)
Other comprehensive loss:
Change in unrealized loss on available-for-sale securities	7	(2)	(3)	(3)
Total comprehensive loss	$(8,595)	$(5,175)	$(22,405)	$(15,471)

Net loss per share attributable to common stockholders, basic and diluted	$(0.26)	$(0.16)	$(0.68)	$(0.74)

Weighted average shares used in computing net loss per share attributable to common stockholders, basic and diluted	32,949,649	32,268,890	32,829,940	24,200,475

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